UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 21, 2011

(Date of earliest event reported)

EQUITY LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 279-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Equity LifeStyle Properties, Inc., through its operating partnership (collectively, the “Company”), previously entered into purchase and other agreements to acquire a portfolio of 75 manufactured home communities and one RV resort (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties for a stated purchase price of $1.43 billion (the “Acquisition”).

On October 21, 2011, the Company closed on seven of the Acquisition Properties along with certain manufactured homes and loans secured by manufactured homes located at such Acquisition Properties for a stated purchase price of approximately $157 million. The purchase price in connection with this closing was funded with: (i) the assumption of approximately $76 million of mortgage debt secured by such Acquisition Properties and (ii) approximately $81 million of cash. The cash was obtained from the proceeds of the previously announced $200 million of financings originated during the quarter ended September 30, 2011.

As of October 21, 2011, the Company has closed on 68 Acquisition Properties since July 1, 2011. The Company expects to close seven additional Acquisition Properties by November 1, 2011. As previously discussed in our press release dated October 3, 2011, the Company is continuing to perform due diligence on the Clinton property and therefore, the Company is unable to provide a current estimate of a closing date for the Clinton property. All of the remaining closings are subject to the receipt of loan servicer consents for the assumption of indebtedness and other customary closing conditions. Accordingly, no assurances can be given that the remainder of the Acquisition will be completed in its entirety in accordance with the anticipated timing or at all.

See the Company’s Form 8-Ks dated on October 11, 2011, October 3, 2011, September 1, 2011, August 1, 2011 and July 1, 2011 for further information about the previous closings on 61 of the Acquisition Properties.

This report contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closing of the remainder of the pending Acquisition and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•

the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2011 and 2012 estimated net income and funds from operations;

•

in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•

results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•

the completion of the remainder of the Acquisition and future acquisitions, if any, timing and effective integration with respect thereto and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

As of October 21, 2011, Equity LifeStyle Properties, Inc. owns or has an interest in 375 quality properties in 32 states and British Columbia consisting of 138,915 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The information contained in the attached exhibit is unaudited and should be read in conjunction with the Registrant’s annual and quarterly reports filed with the Securities and Exchange Commission.

Exhibit 99.1	Equity LifeStyle Properties, Inc. press release dated October 21, 2011, “ELS Announces Closing on Seven Properties”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.

By:	/s/ Michael B. Berman
Michael B. Berman
Executive Vice President and Chief Financial Officer

Date: October 24, 2011

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